Exhibit 10.1
ROSS STORES, INC.
NOTICE OF GRANT OF PERFORMANCE SHARES

The Participant has been granted an award of Performance Shares (the “Award”) pursuant to the Ross Stores, Inc. 2017 Equity Incentive Plan (the “Plan”) and the Performance Share Agreement attached hereto (the “Agreement”), as follows:

Participant:	[•]	Employee ID: [•]	Award/Grant #: [•]
Grant Date:	[•]
Target Number of Performance Shares:	[•], subject to adjustment as provided by the Agreement.
Maximum Number of Performance Shares:	200% of the Target Number of Performance Shares.
Fiscal Year 2021 Performance Goal Achievement
The determination of Vested Performance Shares under this award will be determined based on a 50/50 weighting of the levels of achievement of: (1) the full-year target for adjusted pre-tax profit* as stated below (quantitative measure); and (2) 2021 Key Business Priorities (qualitative measure) as assessed by the Committee.

*Adjusted Pre-Tax Profit Target (50% of performance goal achievement)	$[•]
Performance Period:	Company fiscal year beginning [•] and ending [•].
Performance Share Vesting Date:	[•], except as provided by the Agreement.
Vested Performance Shares:
Provided that the Participant’s Service has not terminated prior to the Performance Share Vesting Date, except as provided by the Agreement, on the Performance Share Vesting Date the number of Vested Performance Shares (not to exceed the Maximum Number of Performance Shares) shall be determined by multiplying the Target Number of Performance Shares by the following formula: the Adjusted Pre-tax Profit Multiplier (as defined by the Agreement) multiplied by 0.5, plus the achievement percentage level of the 2021 Key Business Priorities (as determined by the Committee) multiplied by 0.5.

Settlement Date:	The Performance Share Vesting Date, except as otherwise provided by the Agreement.
Vested Common Shares:
Except as provided by the Agreement and provided that the Participant’s Service has not terminated prior to the relevant date, the number of Vested Common Shares shall cumulatively increase on each respective date set forth below by the Vested Percentage set forth opposite such date, multiplied by the actual number of Vested Performance Shares, as follows:

Common Share Vesting Date	Vested Percentage
Settlement Date	30%
[•]	30%
[•]	40%
Employment Agreement:	Executive Employment Agreement between the Company and the Participant, as in effect at any applicable time.

By your electronic acceptance, you agree that this Award is granted under and governed by the terms of the Plan, as amended, and the Agreement, all of which are made a part of this document.